______Stamford, Connecticut$264,180
            Stamford, Connecticut
                                             July 8, 1998

            PROMISSORY NOTE

               FOR VALUE RECEIVED, the undersigned (collectively, the "Maker"), jointly and severally, promises to pay to the order of BON HILL LIMITED PARTNERSHIP, an Illinois limited partnership (the
            "Payee"), at the office of Payee at c/o The Balcor Company, 2355 Waukegan Road, Suite A200, Bannockburn, IL 60015, or at such other place or places as the holder of this Note from time to time may designate in writing, the principal sum of Two Hundred Sixty Four Thousand One Hundred Eighty DOLLARS ($264,180) in lawful money of the United States (the "Loan") together with interest in like lawful money from the effective date of this Note at the applicable annual rate set forth below, to be computed on the basis of the actual number of days elapsed and an assumed year of three hundred sixty (360) days.

               1. Interest Rate. The outstanding principal balance of this Note from time to time shall bear interest at the rate of eight percent (8%) per annum.

               2. Payments.  Maker shall pay to Payee the Interest accruing under this Note, in arrears, commencing on August 8, 1996 and on the eighth day of each and every succeeding month thereafter until the maturity of the Loan.

               3. Maturity Date. The entire outstanding principal balance of the Loan, together with all accrued and unpaid interest shall be due an payable in full on December 8, 1996.

               4. Prepayment. This Note may be prepaid in whole or in party without penalty. Any partial prepayment shall be applied first to accrued and unpaid Interest, then to principal.

               5. Acceleration of Maturity. The entire unpaid principal balance of the Loan, together with all unpaid interest accrued thereon and all other sums owing under this Note shall at the option of Payee become immediately due and payable upon Maker's failure to pay any sum within ten (10) days of the date when due under this Note, whereupon Payee shall be entitled to pursue any and all rights and remedies provided by applicable law and/or in the Note.

               6. Default Rate of Interest.  Irrespective of any acceleration of maturity, at Payee's option the entire unpaid principal balance of the Loan shall bear interest until paid at an augmented annual rate (the "Default Rate") from and after the stated or accelerated maturity of this Note, or from and after failure to pay within ten
            (10) days of the due date any sum payable under this Note. The Default Rate shall equal twelve percent (12%) per annum.

               7. Rights and Remedies of Payee. Payee shall be entitled to pursue any and all rights and remedies provided by applicable law and /or under the terms of this Note all of which shall be cumulative and may be exercised successively or concurrently. Payee's delay in exercising or failure to exercise any rights or remedies to which Payee may be entitled in the event of any default shall not constitute a waiver of any of Payee's rights or remedies with respect to that of any subsequent default, whether of the same or a different nature, nor shall any single or partial exercise of any right or remedy by Payee preclude any other or further exercise of that or any other right or remedy. No waiver of any right or remedy by Payee shall be effective unless made in writing and signed by Payee, nor shall any waiver on one occasion apply to any future occasion, but shall be effective only with respect to the specific occasion addressed in that signed writing.

               8. Attorneys' Fees. If this Note is placed in the hands of an attorney for collection or is collected through any legal proceedings, Maker promises to pay Payee's reasonable costs, disbursements and attorneys' fees (including, without limitation, paralegal fees) incurred in connection therewith, those incurred for appellate, bankruptcy or administrative proceedings.

               9. Maximum Interest Rate. In no event shall any agreed or actual exaction charged, reserved or taken as an advance or forbearance by Payee as consideration for the Loan exceed the limits imposed or provided by the law applicable from time to time to the Loan (if any) for the use or detention of money or for forbearance in seeking its collection; Payee hereby waives any right to demand such excess. In the event that the interest provisions of this Note or any exactions provided for in this Note shall result at any time or for any reason in an effective rate of interest that transcends the limits of the law applicable to the Loan, then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by Payee in excess of those lawfully collectible as Interest shall be applied against principal immediately upon Payee's receipt thereof, with the same force and effect as though the payor had specifically designated such extra sums to be so applied to principal and Payee had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments. During any time that the Loan bears Interest at the maximum lawful rate (whether by application of this paragraph, the Default Rate provisions of this Note, or otherwise), Interest shall be computed on the basis of the actual number of days elapsed and the actual number of days in the respective calendar year.

               10. Waivers and Stipulations. Maker hereby waives demand, presentment, protest and notice of dishonor, waives suit against or joinder of any other person, waives any immunity or exemption of any property from garnishment or levy or execution or seizure or attachment prior to or in execution of judgment, and waives (to the extent lawfully waivable) all provisions and requirements of law for the benefit of Maker now or hereafter in force. Maker hereby irrevocably submits to the jurisdiction of the state and federal courts in the State of Illinois for purposes of any action or proceeding arising in connection with the Loan and agrees that the venue of any such action or proceeding may be in Cook County, Illinois, and waives any claims that the same is an inconvenient forum. No provision of this Note shall limit Payee's right to serve legal process in any manner permitted by law or to bring any such action or proceeding in any other competent jurisdiction. Except as otherwise required by the provisions of this Note, any notice required to be given to Maker shall be deemed sufficient if made personally or if mailed, postage prepaid, to Maker's address then registered in Payee's record. Maker agrees to pay all filing fees and similar charges and all costs incurred by Payee in collecting or securing or attempting to collect or secure the Loan, including attorneys' fees, whether or not involving litigation and/or appellate, administrative or bankruptcy proceedings. Maker agrees to pay any documentary stamp taxes, intangible taxes or other taxes (except for income taxes based on Payee's net income) which may now or hereafter apply to this Note and agrees to indemnify and hold Payee harmless from and against all liability, costs, attorneys' fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred.

               11. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, except that federal law shall govern to the extent that it may permit Payee to charge, from time to time, Interest on the Loan at a rate higher than may be permissible under applicable Illinois law.

               12. Severability. Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceablity without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

               13. Miscellaneous. The term "Payee" shall be deemed to include any subsequent holder(s) of this Note. Whenever used in this Note and unless the context otherwise requires, words in the singular include the plural, words in the plural include the singular, and pronouns of any gender include the other genders. Captions and paragraph headings in this Note are for convenience only and shall not affect its interpretation. Maker shall receive immediate credit on payment s if made in immediately available funds; otherwise, said payments shall be credited upon clearance. This Note cannot be changed or modified orally.

               14. Binding Effect. All of the terms of this Note shall be binding upon Maker and Maker's heirs, personal representatives, successors and assigns, jointly and severally.

               15. Assignability. Payee shall be entitled to assign this Note either as collateral or absolutely, to any third party, without the consent of Maker.

               16. Waiver of Trial by Jury. PAYEE, BY ACCEPTANCE HEREOF, AND MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.

                                   MAKER


                                   /s/ Jason Schlesinger
                                   --------------------------------------
                                   Jason Schlesinger


                                   /s/  Richard Schlesinger
                                   --------------------------------------
                                   Richard Schlesinger



                                   /s/ William Weinseth
                                   ----------------------------------------
                                   William Weinseth